Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GTWY Holdings Limited on Form F-4 of our report dated March 11, 2019, with respect to our audits of the financial statements of Leisure Acquisition Corp. as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from September 11, 2017 (inception) through December 31, 2017, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 31, 2020